Exhibit 4.3

RESCISSION AGREEMENT

This RESCISSION Agreement (this “Agreement”) is made as of October 23, 2017 (the “Effective Date”), by and between Gopher Protocol, INC., a Nevada corporation (the “Company”), and CROWN BRIDGE PARTNERS, LLC, a New York limited liability company (the “Lender”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

W I T N E S S E T H:

WHEREAS, the Company issued to the Lender that certain 8% Convertible Promissory Note dated June 9, 2017 in the aggregate principal amount of $50,000 (the “Note”); and

WHEREAS, the Company and the Lender previously entered into that certain 8% Convertible Promissory Back End Note Due June 9, 2018 in the amount of $50,000.00 dated June 9, 2017 (the “Issuer Backend Note”), as well as that certain 8% Collateralized Secured Promissory Note Back End Note Due May 4, 2018 in the amount of $50,00.00 dated June 9, 2017 (the “Lender Backend Note”) (the Issuer Backend Note and Lender Backend Note shall collectively be referred to herein as the “Backend Note”), and the Parties have executed certain documents and instruments in connection therewith which is attached hereto as Exhibit “A”; and

WHEREAS, the Parties now desire to rescind the Backend Note issued to the Lender on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby, agree as follows:

Section 1.      Recession of Assignment.

1.1          Rescission. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties do hereby agree that the Backend Note is hereby cancelled and shall be treated for all purposes as cancelled and rescinded, effective as of the original date of such Backend Note (the “Rescission”) ab initio.

1.2          Further Assurances. The Parties shall from time to time after the date hereof at the request of either Party and without further consideration execute and deliver to either Party such additional instruments of transfer and assignment, including without limitation any bills of sale, assignments of documents, and other recordable instruments of assignment, transfer and conveyance, in addition to this Agreement, as either Party shall reasonably request to evidence more fully the rescission of the Backend Note.

1.3          For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations under the Note shall not be affected in any way by this Agreement.

Section 2.      Exclusions, Indemnification.

2.1          Excluded Assumed Liabilities. As of the date hereof and thereafter, it is acknowledged and agreed that the Parties shall not assume or be responsible for any tax liabilities, licensing liabilities, litigation or any other liabilities of the other Party resulting from this Agreement, whether known or unknown.

2.2.          Indemnity of Parties. Each the Company and Lender agrees to defend, indemnify and hold harmless the other Party from and against, and to reimburse them with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively the “Losses”) asserted against or incurred by either Party by reason of, arising out of, or in connection with any material breach of any representation, warranty or covenant contained in this Agreement made by either Party or in any document or certificate delivered by either Party pursuant to the provisions of this Agreement.

Section 3.      Representations and Warranties of the Parties. The Parties hereto hereby represent and warrants to the other Party that:

(a)       Each Party hereby represents and warrants to the other Party hereto that the execution, delivery and performance hereof by it are within its corporate powers, and have been duly authorized by all necessary corporate or other action and that this Agreement constitutes its legal, valid and binding obligation.

(b)       No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 4.      Miscellaneous.

4.1          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either Party against the other concerning the transactions contemplated by this Agreement must be brought only in the state or federal courts located in the County of New York or the Southern District of New York. Both Parties and the individuals signing this Agreement submit to the jurisdiction of such courts. If either Party commences an action arising out of this Agreement, the prevailing Party shall, in addition to any other damages and costs awarded, be entitled to all reasonable attorneys’ fees and costs incurred in connection with the prosecution or defense of such action.

4.2          Successors. This Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the Parties hereto, provided that any assignment would require the signed written consent of the other Party.

4.3          Entire Agreement. This Agreement and any instruments and agreements to be executed pursuant to this Agreement, sets forth the entire agreement and understanding of the Parties with respect to its subject matter of this Agreement and supersedes, merges and replaces all prior and contemporaneous understandings, agreements, discussions and negotiations, oral or written, regarding the same subject matter which shall remain in full force and effect and may not be altered or modified, except in writing and signed by the Party to be charged thereby, and supersedes any and all previous agreements between the Parties relating to the subject matter thereof.

4.4          Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

4.5          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart. In the event that any signature is delivered by facsimile transmission, by email in “portable document format” (“.pdf”), electronic signature or other similar electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, such signature shall have the same effect as physical delivery of the paper document bearing original signature and create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were an original thereof.

4.6          Counsel. The Parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Parties hereto as of the Effective Date as first above written.

COMPANY:

GOPHER PROTOCOL, INC., a Nevada corporation,
By:	/s/ Greg Bauer
Name: Greg Bauer
Title: Chief Executive Officer

LENDER:

CROWN BRIDGE PARTNERS, LLC, a New York limited liability company,

By:	/s/ Seth Ahdoot
Name: Seth Ahdoot
Title: Managing Member

[SIGNATURE PAGE TO RESCISSION AGREEMENT]

EXHIBIT “A”

(see attached)

Exhibit A